Exhibit (a)(1)(C)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED

YOUR MIND AND YOU DO NOT WANT TO TENDER YOUR OPTIONS

GETTY IMAGES, INC.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

WITHDRAWAL FORM

You previously received (a) a copy of the Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock (referred to as the “offer to purchase”), (b) the letter from Jonathan D. Klein, dated May 23, 2008, (c) your personal options statement, (d) an election form and (e) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Getty Images’ offer to purchase all of your outstanding options in exchange for a cash payment. You should submit this form only if you now wish to change that election and REJECT Getty Images’ offer to purchase your outstanding options.

To withdraw your election to tender all of your outstanding options, you must sign, date, and deliver this withdrawal form to Lisa Calvert by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 by 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date.

You should note that if you withdraw your acceptance of the offer, you will not receive any cash payment for the withdrawn options, either pursuant to Getty Images’ offer to purchase or the completion of the merger between Getty Images and an affiliate of Hellman & Friedman LLC. You will keep all of the outstanding options that you withdraw. These options will continue to be governed by the stock option plans under which they were granted, and by the existing option agreements between you and Getty Images, subject to the substitution of and adjustments to those options that would result from the completion of the merger pursuant to the terms of the applicable plan governing the options. After the merger, however, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger as described below, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell. In addition, the termination of registration will result in Getty Images no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, immediately following the merger and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images.

You may change this withdrawal, and again elect to tender all outstanding options in exchange for a cash payment, by submitting a new election form to Lisa Calvert, by 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended.

Please check the box:

☐	I wish to withdraw my election to tender my outstanding options and instead REJECT the offer to purchase my options. I do not wish to tender any options and I will not receive any cash payment from Getty Images for my options.

Please sign this withdrawal form and print your name exactly as it appears on the election form that you previously signed and submitted to Getty Images.

Employee Signature:

Employee Name (Please print):

Date and Time:	E-mail Address:

RETURN TO LISA CALVERT NO LATER THAN 9:00 A.M., PACIFIC TIME, ON JUNE 23, 2008, OR SUCH LATER DATE IF THE OFFER IS EXTENDED, BY (A) FACSIMILE AT FAX NUMBER (206) 925-5627, (B) EMAIL TO LISA.CALVERT@GETTYIMAGES.COM OR (C) HAND DELIVERY OR INTEROFFICE MAIL AT GETTY IMAGES, INC., 601 N. 34TH STREET, SEATTLE, WASHINGTON 98103.

GETTY IMAGES, INC.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it) must be received by Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 on or before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended (referred to as the expiration date). In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date.

The delivery of all required documents, including the withdrawal form, is at your risk. Delivery will be deemed made only when actually received by Getty Images. You may send the completed form to Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 by the expiration date. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by the expiration date. Only responses that are completed, signed and actually received by Lisa Calvert by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

Although by submitting a withdrawal form you have withdrawn all of your previously tendered options from the offer, you may change your mind and re-elect to tender all of the withdrawn options until the expiration date. You should note that you may not rescind any withdrawal and any options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to tender those options before the expiration date. New elections to tender options may be made at any time before the expiration date. If Getty Images extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer. To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information to Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103, while you still have the right to participate in the offer. Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed, and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2. Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Getty Images of the authority of that person so to act must be submitted with this withdrawal form.

3. Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current email address.

4. Requests for Assistance or Additional Copies.

You should direct any questions or requests for additional copies of the offer to purchase, the election form or this withdrawal form to Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191). Copies will be furnished promptly at Getty Images’ expense.

5. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion as described in the offer to purchase.

Important: If you would like to withdraw your prior acceptance of the offer, the withdrawal form (or a facsimile copy of it), together with all other required documents, must be received by Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103, on or before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date.

6. Additional Documents to Read.

You should be sure to read the offer to purchase, all documents referenced therein, and the letter from Jonathan D. Klein, dated May 23, 2008, before making any decisions regarding participation in, or withdrawal from, the offer.

7. Important Tax Information.

U.S. residents should refer to Section 14 of the offer to purchase, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether to participate in this offer.

Non-U.S. residents should refer to the relevant appendix of the offer to purchase for additional information regarding issues related to the offer in your country. We also recommend that you consult with your personal advisors before deciding whether to participate in the offer.

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